Exhibit 4.11

EXECUTION VERSION

WARRANT AGREEMENT

Dated as of January 15, 2019 by and among

SEASPAN CORPORATION

and

THE INVESTORS SPECIFIED HEREIN

WARRANT AGREEMENT

WARRANT AGREEMENT (this “Agreement”) dated as of January 15, 2019 by and among Seaspan Corporation, a corporation existing under the laws of the Republic of The Marshall Islands (the “Company”), and each of the investors specified on the signature pages hereto (the “Investors”).

WHEREAS, the Company and certain of its subsidiaries are entering into certain financing transactions (the “Transactions”) with the Holders (as defined herein) and their Affiliates (as defined herein), including the issuance of US$250,000,000 aggregate principal amount of its 5.50% Notes due 2026 (the “Notes”) and 38,461,539 Warrants (as defined herein);

WHEREAS, the Notes and the Warrants will be sold in combination and the Notes and the Warrants will be immediately separable and will be issued separately;

WHEREAS, the Company desires to provide for the form, terms and provisions of the Warrants, including the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company and the Holders; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Exercise Price” shall mean an amount equal to the product of (a) the number of Warrant Shares in respect of which a Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto, as the same may be amended from time to time.

“Board” shall mean the board of directors of the Company or a committee thereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law to close.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (b) with respect to any other Person, any and all partnership, membership or other equity interests of such Person and (c) with respect to the Company, the shares of Common Stock.

“Change of Control” shall mean the occurrence of any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) Continuing Directors cease to constitute at least a majority of the Board. “Close of Business” shall mean 5:00 p.m., Eastern time.

“Common Stock” shall mean the Class A common shares, par value $0.01 per share, of the Company, and any Capital Stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Common Stock Reorganization” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Company” shall have the meaning set forth in the preamble hereto.

“Continuing Director” shall mean a director who (i) is a Noteholder Director (as that term is defined in the Indenture) or (ii) either was a member of the Board on the Original Issue Date or who becomes a member of the Board subsequent to that date and whose election, appointment or nomination for election by the Company’s stockholders is duly approved by a majority of the continuing directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board in which such individual is named as nominee for director.

“control” (including the terms “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Convertible Securities” shall have the meaning set forth in Section 4.1(i) of this Agreement.

“Distributions Paid in the Ordinary Course” shall mean cash distributions in the amount of $0.125 per share of Common Stock on a quarterly basis;

“DRIP” shall mean the Company’s dividend reinvestment plan pursuant to which cash dividends received by electing stockholders are automatically reinvested into additional shares of Common Stock at a discount to the market price of such Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.

“Exercise Agreement” shall have the meaning set forth in Section 3.3(a)(i) of this Agreement.

“Exercise Date” shall mean, for any given exercise of a Warrant, the date on which the conditions to such exercise as set forth in Section 3.3 shall have been satisfied at or prior to 5:00 p.m., Eastern time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Period” shall have the meaning set forth in Section 3.2 of this Agreement.

“Exercise Price” shall have the meaning set forth in Section 3.1 of this Agreement, as adjusted pursuant to Section 4 of this Agreement; provided, that such exercise price shall at no point decrease below the par value of the Common Stock.

“Expiration Date” shall have the meaning set forth in Section 3.2 of this Agreement.

“Fair Market Value” shall mean, as of any particular date: (a) the volume-weighted average of the sale prices of the Common Stock for such day on the NYSE; (b) if there have been no sales of the Common Stock on the NYSE on any such day, the average of the highest bid and lowest asked prices for the Common Stock on the NYSE at the end of such day; (c) if on any such day the Common Stock is not listed on the NYSE, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder.

“Forced Exercise Notice” shall have the meaning set forth in Section 3.4 of this Agreement.

“Holder” shall mean any Person who is the registered owner of a Warrant as registered in the Warrant Register.

“Indenture” shall mean the Indenture governing the Notes dated as of October 10, 2017, among the Company and The Bank of New York Mellon, as trustee, as amended and supplemented by a Ninth Supplemental Indenture dated as of January 15, 2019, among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee.

“Investor” shall have the meaning set forth in the preamble hereto.

“Issuer Bid Expiration Date” shall have the meaning set forth in Section 4.1(g) of this Agreement.

“Issuer Bid Expiration Time” shall have the meaning set forth in Section 4.1(g) of this Agreement.

“Non-Public Offering” shall have the meaning set forth in Section 4.1(i) of this Agreement.

“Notes” shall have the meaning set forth in the preamble hereto.

“NYSE” shall mean the New York Stock Exchange.

“Officers” shall mean, with respect to any Person, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, the Treasurer, the Secretary, the General Counsel or any Vice-President of such Person.

“Original Issue Date” shall mean January 15, 2019, the date on which the Warrants were issued by the Company pursuant to this Agreement.

“OTC Bulletin Board” shall mean the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Permitted Holders” shall mean any of (a) Kyle Washington, Kevin Washington, Dennis Washington or any of their estates, spouses, and/or descendants; (b) any trust for the benefit of the persons listed in clause (a); (c) an Affiliate of any of the persons listed in (a) or (b) above and (d) the Investors and their respective Affiliates.

“Permitted Transactions” shall have the meaning set forth in Section 4.1(i) of this Agreement.

“Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.

“Pink OTC Markets” shall mean the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Pricing Date” shall have the meaning set forth in Section 4.1(i) of this Agreement.

“Purchased Shares” shall have the meaning set forth in Section 4.1(g) of this Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of January 15, 2019, among the Company and the other parties thereto.

“Reorganization” shall have the meaning set forth in Section 4.1(b) of this Agreement.

“Rights” shall have the meaning set forth in Section 4.1(f) of this Agreement.

“Rights Offering” shall have the meaning set forth in Section 4.1(c) of this Agreement.

“Rights Plan” shall have the meaning set forth in Section 4.1(f) of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.

“Settlement Date” shall mean, in respect of a Warrant that is exercised hereunder, the third Business Day immediately following the Exercise Date for such Warrant.

“Share Rate” shall mean, at any time, the number of shares of Common Stock which are issuable upon the exercise of the Warrants in accordance with Section 3 of this Agreement, subject to adjustment in accordance with Section 4 of this Agreement, such number on the Original Issue Date being equal to one share of Common Stock per Warrant.

“Special Distribution” shall have the meaning set forth in Section 4.1(d) of this Agreement.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Warrants” shall mean the warrants to purchase shares of Common Stock of the Company issued pursuant to this Agreement and represented by Warrant Certificates, and all warrants issued upon transfer, division or combination of, or in substitution thereof.

“Warrant Certificates” shall have the meaning set forth in Section 2.1 of this Agreement.

“Warrant Register” shall have the meaning set forth in Section 2.3 of this Agreement.

“Warrant Shares” shall mean the shares of Common Stock or other Capital Stock of the Company then purchasable upon exercise of a Warrant in accordance with the terms of this Agreement.

SECTION 2. Issuance of Warrants; Warrant Certificates.

2.1 Form and Dating. The Warrants shall be issued in registered form only and shall be substantially in the form set forth in Exhibit A hereto (each, a “Warrant Certificate”). The Warrants may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Warrant shall be dated the date of its signature. The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement. The parties hereto, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Warrant conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

2.2 Execution of Warrant Certificates. Warrants may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. An Officer shall sign the Warrants on behalf of the Company. In the event the person whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3 Warrant Register. The Company shall number and register the Warrant Certificates in a register (the “Warrant Register”) as they are issued by the Company. The Warrant Register will show the name and address of the Holder, the numbers of Warrants and Warrant Shares evidenced on the face of each Warrant Certificate and the date of each Warrant Certificate. The Company may deem and treat the Holder as the absolute owner of the Warrant Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and the Company shall not be affected by any notice to the contrary.

2.4 Transfer and Exchange.

(a) A Holder may transfer, assign or encumber all or any part of a Warrant Certificate to any Person; provided, however, that such transfer shall be in compliance with the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Warrants.

(b) Upon written notice from a Holder of any transfer permitted pursuant to Section 2.4(a) and receipt of such customary documents as the Company may reasonably request to assure itself that such transfer is in compliance with the Securities Act and any applicable state (or other jurisdiction) securities or “blue sky” laws, the Company shall reflect in the Warrant Register any change in record ownership pursuant to any such transfer.

(c) No service charge shall be made to a Holder of a Warrant for any registration of transfer or exchange.

(d) All Warrants issued upon any registration of transfer or exchange of Warrants shall be the duly authorized, executed and issued warrants for shares of Common Stock of the Company or such other Warrant Shares as may be issuable upon exercise of a Warrant in accordance with the terms of this Agreement, not subject to any preemptive rights, and entitled to the same benefits under this Agreement, as the Warrants surrendered upon such registration of transfer or exchange.

2.5 Replacement Warrants. If the Company receives evidence to its satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue a replacement Warrant of like denomination, tenor and date as the Warrant so mutilated, destroyed, lost or stolen. If required by the Company, an indemnity bond must be supplied by the Holder that is sufficient in the reasonable judgment of the Company to protect the Company, from any loss that the Company may suffer if a Warrant is replaced. Every replacement Warrant is an additional Warrant of the Company and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

2.6 Cancellation. All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Company.

SECTION 3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each Warrant shall entitle the Holder thereof upon proper exercise during the Exercise Period, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one (1) Warrant Share at a purchase price per Warrant Share equal to US$6.50 (such price being referred to herein as the “Exercise Price”), subject to the adjustments provided in Section 4 hereof.

3.2 Duration of Warrants. Subject to the terms and conditions of such Warrant and of this Agreement, at any time or from time to time on or after the Original Issue Date, and prior to 5:00 p.m., Eastern time, on the seventh (7th) anniversary of the Original Issue Date or, if such day is not a Business Day, on the next succeeding Business Day (the “Expiration Date”), a Warrant may be exercised for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein). Such period commencing on the Original Issue Date and expiring on the Expiration Date is herein referred to as the “Exercise Period.” Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement and such Warrant shall cease at the Close of Business on the Expiration Date (or Close of Business on the Settlement Date with respect to any Exercise Agreement delivered prior to the Expiration Date). The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide notice of not less than thirty (30) days to Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.

3.3 Exercise of Warrants.

(a) Exercise Procedure. Warrants may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i) surrender of the Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to the Warrant in the case of its loss, theft or destruction as set forth in Section 2.5), together with an Exercise Agreement in the form attached hereto as Exhibit B (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3.3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder, in its sole and absolute discretion, as expressed in the Exercise Agreement, by the following methods:

(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii) if the Holder or one of its Affiliates is also a holder of Notes, by instructing the Company to offset the payment of the Aggregate Exercise Price against the redemption of a designated principal amount of outstanding Notes held by such Holder or its Affiliate at a redemption price equal to 100.0% of the principal amount of such Notes plus accrued and unpaid interest to, but not including, the Exercise Date; or

(iii) any combination of the foregoing.

In the event of any withholding of Warrant Shares pursuant to clause (ii) or (iii) where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by the Company shall be rounded down to the nearest whole share.

(c) Delivery of Stock Certificates. Upon receipt by the Company of the Exercise Agreement, surrender of the Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3.3 hereof), the Company shall, as promptly as practicable, and in any event within three (3) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates (or deliver electronically) representing the Warrant Shares issuable upon such exercise. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 2.4, such other Person’s name as shall be designated in the Exercise Agreement. The Warrants shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d) Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. To the extent an exercise would result in a fractional Warrant Share, the number of Warrant Shares issued upon such exercise will be rounded up to the nearest whole number of Warrant Shares.

(e) Delivery of New Warrant. Unless the purchase rights represented by the Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3.3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by such Warrant. Such new Warrant shall in all other respects be identical to the Warrant.

(f) Valid Issuance. The Company hereby represents, covenants and agrees that:

(i) Any Warrant issued pursuant to this Agreement shall be, upon issuance, duly authorized and validly issued.

(ii) All Warrant Shares issuable upon the exercise of any Warrant pursuant to the terms of this Agreement and the Warrants shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii) The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation applicable to the Company or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv) The Company shall use its reasonable best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.

(v) The Company shall pay all expenses incurred by it in connection with, and all documentary, stamp, issuance and similar taxes and governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of a Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(g) Conditional Exercise. Notwithstanding any other provision of this Agreement, if an exercise of any portion of a Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h) Reservation of Common Stock. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of the Warrants, the maximum number of Warrant Shares issuable upon the exercise of the Warrants, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided in this Agreement without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of any Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of the Warrants.

3.4 Forced Exercise. At any time after the fourth anniversary of the Original Issue Date, the Company shall be entitled to require all Holders, and each Holder shall be obligated if the Company so elects, to exercise the Warrants then held by such Holder, in whole or in part, by delivering notice (the “Forced Exercise Notice”) to each Holder, if, and only if, the Fair Market Value of a share of Common Stock equals or exceeds two times the Exercise Price ($13.00 per share on the Original Issue Date) (as the Exercise Price may subsequently be adjusted pursuant to Section 4 hereof) on the third trading day prior to the date on which the Company delivers the Forced Exercise Notice. A Forced Exercise Notice shall be mailed, by registered or certified mail, return receipt requested, to all of the Holders at their respective addresses appearing on the Warrant Register or books or transfer records of the Company or such other address designated in writing by the Holder. The Forced Exercise Notice shall specify the number of Warrants to be exercised and the as-adjusted Exercise Price. Warrants shall be considered exercised on the date of the Forced Exercise Notice. Holders shall notify the Company, pursuant to the instruction in the Forced Exercise Notice, within ten (10) Business Days of the date of the Forced Exercise Notice as to the payment method such Holder is electing with respect to the payment of the Aggregate Exercise Price in accordance with Section 3.3(b).

SECTION 4. Adjustments to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Agreement and the Warrants, the Exercise Price and the Share Rate shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

4.1 Adjustment of Number of shares of Common Stock.

(a) If and whenever at any time from the date hereof and prior to the Expiration Date, the Company shall:

(i) subdivide, redivide or change its outstanding Common Stock into a greater number of shares of Common Stock;

(ii) reduce, combine or consolidate its outstanding Common Stock into a smaller number of shares of Common Stock; or

(iii) issue Common Stock (or securities convertible into Common Stock) to holders of all or substantially all of the outstanding Common Stock by way of a share dividend (excluding Common Stock issued pursuant to the DRIP) or other distribution of Common Stock or securities exchangeable or convertible into Common Stock;

(any such events in (i), (ii) and (iii) being a “Common Stock Reorganization”), the Share Rate shall be adjusted immediately after the effective date or record date for the happening of a Common Stock Reorganization so that it equals the product of the Share Rate in effect on such effective date or record date and a fraction of which the numerator shall be the total number of shares of Common Stock outstanding immediately after giving effect to such event and the denominator shall be the total number of shares of Common Stock outstanding immediately prior to giving effect to such event. Such adjustment shall be made successively whenever any event referred to in this Section 4.1(a) shall occur.

(b) If and whenever at any time from the date hereof and prior to the Expiration Date, there is (i) a reclassification of the Common Stock or a capital reorganization of the Company other than as described in Section 4.1(a), or (ii) a consolidation, arrangement, amalgamation, takeover or merger of the Company with or into any other body corporate, trust, partnership or other entity (other than a consolidation, arrangement, amalgamation, takeover or merger of the Company which does not result in any reclassification of the outstanding Common Stock), or (iii) a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another company or other entity in which holders of Common Stock are entitled to receive shares, other securities or other property, (any of such events being hereinafter in this Section 4 referred to as a “Reorganization”), any Holder who has not exercised its Warrants prior to the effective date of such Reorganization shall upon the exercise of such Warrants thereafter, be entitled to receive and shall accept, in lieu of the number of shares of Common Stock then sought to be acquired by it, the kind and number of shares or other securities or property of the Company or of the body corporate, trust, partnership or other entity resulting from such Reorganization, or to which such sale or conveyance may be made, as the case may be, that such Holder would have been entitled to receive on such Reorganization, if, on the record date or the effective date thereof, as the case may be, the Holder had been the registered holder of the number of shares of Common Stock sought to be acquired by it, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Section 4. In determining the kind and amount of securities or the property receivable upon exercise of the Warrants following the completion of a Reorganization, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon completion of such Reorganization, then each Holder shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon exercise of the Warrants with respect to the securities or property that the Holder will receive upon exercise of its Warrants.

(c) If and whenever the Company fixes a record date for the distribution to all or substantially all of the holders of Common Stock of rights, options or warrants entitling them for a period expiring not more than 45 days after such record date to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price (or having a conversion price or exchange price) that is less than 95% of the Fair Market Value on such record date (any such events being a “Rights Offering”), the Share Rate will be adjusted immediately after such record date so that it equals the product of the Share Rate in effect on such record date and a fraction, the denominator of which will be the total number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock arrived at by dividing the aggregate price of the total number of additional shares of Common Stock offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Fair Market Value; and the numerator of which will be the total number of shares of Common Stock outstanding on such record date plus the total number of additional shares of Common Stock offered for subscription or purchase (or into which the exchangeable securities so offered are exchangeable). Any Common Stock owned by or held for the account of the Company or any subsidiary of the Company will be deemed not to be outstanding for the purpose of any such computation. Such adjustment will be made successively whenever such a record date is fixed. To the extent that any rights, options or warrants are not so issued or any such rights, options or warrants are not exercised before the expiration thereof, the Share Rate will then be readjusted to the Share Rate which would then be in effect if such record date had not been fixed or to the Share Rate which would then be in effect based upon the number and aggregate price of Common Stock (or securities exchangeable into Common Stock) actually issued upon the exercise of such rights, options or warrants, as the case may be. For greater certainty, this Section 4.1(c) shall not apply in regard to any rights to acquire Common Stock pursuant to the DRIP.

(d) If and whenever the Company fixes a record date for the making of a dividend or distribution to all or substantially all the holders of its outstanding Common Stock of:

(i) securities of the Company or a subsidiary of the Company, including rights, options or warrants to acquire securities of the Company or a subsidiary of the Company or any of its property or assets and including evidences of indebtedness; or

(ii) any property or other assets, including evidences of its indebtedness,

then and in each such case, subject to Section 4.1(e), if such distribution or dividend does not constitute Distributions Paid in the Ordinary Course, a Common Stock Reorganization or a Rights Offering (any of such non-excluded events being a “Special Distribution”), the Share Rate will be adjusted immediately after such record date so that it equals the product of the Share Rate in effect on such record date and a fraction, the denominator of which will be the total number of shares of Common Stock outstanding on such record date multiplied by the Fair Market Value on the earlier of such record date and the date on which the Company announces its intention to make such a distribution, less the aggregate fair market value (as determined in good faith by the Board, which determination will be conclusive) of such units, shares, rights, options, warrants, evidences of indebtedness or assets so distributed, and the numerator of which will be the total number of shares of Common Stock outstanding on such record date multiplied by such Fair Market Value. Any Common Stock owned by or held for the account of the Company or any subsidiary of the Company will be deemed not to be outstanding for the purpose of any such computation. If the amount of cash dividend or distribution applicable to one share of Common Stock is equal to or greater than the Fair Market Value per share of Common Stock on the determination date referred to above, then in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive, upon exercise, the amount of cash so distributed that such Holder would have received had such Holder exercised each Warrant on such determination date referred to above. In the event that such dividend or distribution is not so paid or made, the Share Rate shall again be adjusted to be the Share Rate that would then be in effect if such dividend or distribution had not been declared.

Such adjustment will be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Share Rate will then be readjusted to the Share Rate which would then be in effect if such record date had not been fixed or to the Share Rate which would then be in effect based upon such units, shares, rights, options, warrants, evidences of indebtedness or assets actually distributed, as the case may be.

(e) If and whenever at any time prior to the Expiration Date the Company shall fix a record date for the payment of a cash dividend or distribution (including any cash dividend or distribution subsequently reinvested pursuant to the DRIP) to the holders of all or substantially all of the outstanding Common Stock in excess of the Distributions Paid in the Ordinary Course, the Share Rate shall be adjusted immediately after such record date so that it shall be equal to the price determined by multiplying the Share Rate in effect on such record date by a fraction, of which the numerator shall be the Fair Market Value on such record date and of which the denominator shall be the Fair Market Value on such record date minus the incremental increase in cash per share of Common Stock distributed to holders of Common Stock in excess of the Distributions Paid in the Ordinary Course. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such cash dividend or distribution is not paid, the Share Rate shall be re-adjusted to the Share Rate which would then be in effect if such record date had not been fixed.

(f) With respect to any rights or warrants (the “Rights”) that may be issued or distributed pursuant to any rights plan that the Company implements after the date of this Agreement (a “Rights Plan”), to the extent that such Rights Plan is in effect at the Exercise Date, the Holders will receive, with respect to the Common Stock issued upon such exercise, the Rights described therein

(whether or not the Rights have separated from the Common Stock at the time of exercise), subject to the limitations set forth in and in accordance with the provisions of any such Rights Plan; provided that, if, at the time of exercise, however, the Rights have separated from the Common Stock in accordance with the provisions of the Rights Plan so that Holders would not be entitled to receive any rights in respect of the Common Stock issuable upon exercise of the Warrants as a result of the timing of the Exercise Date, then (unless the Company distributes such Rights to the Holders at the time of separation as if each Holder had exercised their Warrants immediately prior to the record date with respect to such distribution) the Share Rate in effect immediately prior to the record date fixed for the determination of holders of Common Stock entitled to receive such Rights on separation shall be adjusted so that the same shall equal the rate determined by multiplying the Share Rate in effect immediately prior to such record date by a fraction of which the numerator shall be the Fair Market Value per share of Common Stock on such record date and of which the denominator shall be Fair Market Value per share of Common Stock on such record date less the fair market value (as determined in good faith by the Board, whose determination shall be conclusive evidence of such fair market value) on such record date of the Rights applicable to one share of Common Stock, subject to appropriate readjustment in the event of the expiration, termination, repurchase or redemption of the Rights. Other than as specified in this Section 4.1(f), there will not be any adjustment to the Share Rate as the result of the issuance of any Rights, the distribution of separate certificates representing such Rights, the exercise or redemption of such Rights in accordance with any Rights Plan or the termination or invalidation of any Rights.

(g) If any issuer bid (as defined in Section 4.1(h)) made by the Company or any of subsidiary of the Company for all or any portion of Common Stock expires, then, if the issuer bid shall require the payment to holders of Common Stock of consideration per share of Common Stock having a fair market value (determined as provided below) that exceeds the closing price on the NYSE on the trading day next succeeding the last date (the “Issuer Bid Expiration Date”) deposits could have been made pursuant to such issuer bid (as it may be amended) (the last time at which such tenders could have been made on the Issuer Bid Expiration Date is hereinafter sometimes called the “Issuer Bid Expiration Time”), the applicable Share Rate shall be increased so that the same shall equal the rate determined by multiplying the Share Rate in effect immediately prior to the close of business on the Issuer Bid Expiration Date by a fraction of which the numerator shall be the sum of (A) the fair market value of the aggregate consideration (the fair market value as determined in good faith by the Board, whose determination shall be conclusive evidence of such fair market value) payable to holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the issuer bid) of all Common Stock validly tendered and not withdrawn as of the Issuer Bid Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) at the Issuer Bid Expiration Time and the closing price per share of Common Stock on the trading day next succeeding the Issuer Bid Expiration Date and the denominator of which shall be the product of the number of shares of Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Company) at the Issuer Bid Expiration Time multiplied by the closing price per share of Common Stock on the trading day next succeeding the Issuer Bid Expiration Date, such increase to become effective immediately prior to the opening of business on the seventh trading day following the Expiration Date. In the event that the Company is obligated to purchase shares pursuant to any such issuer bid, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Share Rate shall again be adjusted to be the Share Rate which would have been in effect based upon the number of shares actually purchased, if any. If the application of this Section 4.1(g) to any issuer bid would result in a decrease in the Share Rate, no adjustment shall be made for such issuer bid under this Section 4.1(g).

(h) For purposes of this Section, the term “issuer bid” shall mean and include both issuer bids and exchange offers and excludes any issuer bid carried out in accordance with applicable securities laws, all references to “purchases” of shares in issuer bids (and all similar references) shall mean and include both the purchase of shares in issuer bids and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both issuer bids and exchange offers.

(i) If the Company shall issue Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for Common Stock) (collectively, “Convertible Securities”) pursuant to a non-public offering (other than in Permitted Transactions (as defined below), or a transaction to which Section 4.1(d)(i) is applicable) without consideration or at a consideration per share of Common Stock (or having a conversion price per Common Stock) that is less than 95% of the Fair Market Value on the last trading day preceding the date of the agreement on pricing such Common Stock (or such Convertible Securities) (such date of the agreement on pricing, the “Pricing Date”) (any such events being a “Non-Public Offering”) then, in such event, the Share Rate in effect immediately prior to the Pricing Date shall be increased so that the same shall equal the rate determined by multiplying such Share Rate by a fraction of which the numerator shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (B) the number of additional shares of Common Stock issued (or into which Convertible Securities may be exercised or converted) and of which the denominator shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (B) the number of shares of Common Stock which the aggregate consideration receivable by the Company for the total number of Common Stock so issued (or into which Convertible Securities may be exercised or converted) would purchase at the Fair Market Value on the last trading day preceding the Pricing Date, such increase to become effective immediately prior to the opening of business on the seventh trading day following the closing of the Non-Public Offering.

For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such Common Stock or Convertible Securities shall be deemed to be equal to the sum of the offering price (including the fair market value (as determined in good faith by the Board, whose determination shall be conclusive evidence of such fair market value) of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such Convertible Securities into Common Stock; and “Permitted Transactions” shall mean issuances (i) in a merger or consolidation transaction, (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board, (iii) in connection with a public or broadly marketed offering and sale of Common Stock, securities convertible into Common Stock or rights or warrants entitling the holder to purchase Common Stock for cash, conducted on a basis consistent with offerings by public companies of similar size in their own capital raising transactions, or (iv) pursuant to the DRIP. Such adjustments shall be made successively for whatever shares of Common Stock are issued (or into which Convertible Securities may be exercised or converted).

(j) The adjustments provided for in this Section 4.1 in the number of shares of Common Stock and classes of securities which are to be received on the exercise of Warrants are cumulative and will be computed to the nearest one-hundredth of a share of Common Stock. After any adjustment pursuant to this Section, the term “Common Stock” where used in this Agreement shall be interpreted to mean Common Stock or securities of any class or classes or property that, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, the Holder is entitled to receive upon the exercise of its Warrant, and the number of shares of Common Stock indicated by any exercise made pursuant to a Warrant shall be interpreted to mean the number of shares of Common Stock or other property or securities that a Holder is entitled to receive, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, upon the exercise of a Warrant. Provided that, notwithstanding any other provision for this Section, no adjustment of the Share Rate will be required:

(i) unless such adjustment would require an increase or decrease of at least 1% in the Share Rate then in effect (provided, however, that any adjustment which by reason of this Section 4.1(j)(i) is not required to be made will be carried forward and taken into account in any subsequent adjustment);

(ii) if, in respect of any event described in this Section (other than the events referred to in Sections 4.1(a)(i) and 4.1(a)(iii)), the Holders of Warrants are entitled to participate in such event on the same terms (subject to receipt of any approval required by the NYSE), with the necessary changes, as if the Warrants had been exercised prior to or on the effective date of or record date for such event;

(iii) in respect of any Common Stock issuable or issued pursuant to any stock option or stock purchase plan in force from time to time for directors, officers or employees of the Company or of subsidiaries of the Company or pursuant to the DRIP; or

(iv) in respect of any Common Stock issuable or issued pursuant to the Warrants.

(k) For purposes of this Section 4.1, “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of holders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board or by statute, contract or otherwise).

(l) If one or more events occur requiring an adjustment be made to the Share Rate for a particular period, adjustments to the Share Rate shall be determined by the Board to reflect the combined impact of such Share Rate adjustment events, as set out in this Section 4.1, during such period. If the Company sets a record date to determine the holders of Common Stock for the purpose of entitling them to receive any distribution or sets a record date to take any other action and thereafter and before the distribution to such holders of Common Stock of any such distribution or the taking of any other action, legally abandons its plan to pay or deliver such distribution or take such other action, then no adjustment in the Share Rate shall be made.

(m) In the absence of a resolution of the Board fixing a record date for a Special Distribution or Rights Offering, the Company will be deemed to have fixed as the record date therefor the date on which the Special Distribution or Rights Offering is effected.

(n) If the Company, after the date hereof, shall take any action affecting the Common Stock, other than an action described in this Section 4.1, which in the opinion of the Board, acting reasonably, would materially affect the rights of Holders, the Share Rate shall be adjusted in such manner, if any, and at such time, as the Board, acting reasonably, may determine to be equitable in the circumstances, provided that no such adjustment will be made unless any requisite prior approval of any stock exchange on which the shares of Common Stock are listed for trading has been obtained. Failure of the taking of action by the Board so as to provide for an adjustment in the Share Rate prior to the effective date of any action by the Company affecting the Common Stock shall be conclusive evidence that the Board has determined that it is equitable to make no adjustment in the circumstances.

(o) As a condition precedent to the taking of any action that would require an adjustment pursuant to this Section 4.1, the Company shall take any action which may be necessary, including obtaining regulatory or NYSE approvals, or the approval of the holders of Voting Stock of the Company, or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and non-assessable all Common Stock that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 4.1.

(p) Where any adjustment is made to the Share Rate pursuant to this Section 4.1, a corresponding adjustment shall be made to the Exercise Price by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction of which the numerator shall be the Share Rate in effect immediately prior to such adjustment and the denominator shall be the Share Rate in effect immediately following such adjustment.

4.2 Certificate as to Adjustment.

(a) As promptly as reasonably practicable following any adjustment of the Share Rate or the Exercise Price, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to Holders a certificate of an Officer setting forth, in reasonable detail, the event requiring the adjustment, the method by which such adjustment was calculated and describing the number and kind of any other securities issuable upon exercise of the Warrants and any change in the Share Rate or Exercise Price after giving effect to such adjustment or change.

(b) As promptly as reasonably practicable following the receipt by the Company of a written request by any Holder, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to such Holder a certificate of an Officer certifying the Exercise Price and Share Rate then in effect or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of a Warrant.

4.3 Notice of Certain Events. Subject to the Company’s compliance with applicable law, if the Company proposes at any time:

(i) to take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii) any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of the Common Stock issuable upon exercise of the Warrants, or a tender offer or exchange offer by the Company or any subsidiary of the Company to acquire Common Stock;

(iii) the voluntary or involuntary dissolution, liquidation or winding up of the Company;

(iv) to take any action that would require an adjustment of the Exercise Price of the Warrants; or

(v) any Change of Control,

then, and in each such case, the Company shall send or cause to be sent to each Holder at its address as set forth in the Warrant Register, at least fifteen (15) calendar days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrants and the Warrant Shares.

4.4 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock as is stated in the Warrant initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

4.5 No Rights as Stockholder. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of a Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Agreement be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Agreement or the Warrants shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of a Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 4.5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

4.6 No Impairment. The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under any Warrant or hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Agreement and the Warrants and in the taking of all such action as may reasonably be requested by any Holder in order to protect the exercise rights of the Holders against dilution or other impairment, consistent with the tenor and purpose of this Agreement and the Warrants.

4.7 Registration of Common Stock. The Company agrees, on or prior to sixty (60) days after the Original Issue Date, to prepare and file, at its expense, with the SEC a registration statement or a prospectus supplement to an existing registration statement of the Company, for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants and the resale of such shares of Common Stock. The Company shall use its best efforts to cause the same to become effective, if applicable, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, with respect to the shares of Common Stock issuable upon exercise of the Warrants until the Expiration Date and with respect to the resale of such shares of Common Stock for so long as such shares remain Registrable Securities (as defined in the Registration Rights Agreement), in each case, in accordance with the provisions and subject to the exceptions set forth in the Registration Rights Agreement. In addition, the Company agrees to use its commercially reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising Holders to the extent an exemption under the Securities Act is not available for the exercise of the Warrants.

SECTION 5. Miscellaneous.

5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an internationally recognized courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 5.1):

If to the Company, at:

Seaspan Corporation

Unit 2, 2nd Floor, Bupa

Centre 141 Connaught Road

West Hong Kong

Facsimile: 852-2540-1689

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Facsimile:

Attention: John Reiss, Andrew Weisberg

If to a Holder, at:

c/o Fairfax Financial Holdings Limited

95 Wellington Street West

Toronto, Ontario M5J 2N7

Canada

Fax: 416-367-2201

Attention: Paul Rivett

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

P.O. Box 247

Toronto, Ontario M5L 1E8

Canada

Facsimile: 416-360-2958

Attention: Jason R. Lehner

5.2 Amendment. This Agreement and any Warrant Certificate may be amended by the parties hereto by executing a supplemental warrant agreement, without the consent of any of the Holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Agreement that is not inconsistent with the provisions of this Agreement or the Warrants, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in this Agreement and the Warrants, (iii) adding to the covenants of the Company for the benefit of the Holders or surrendering any right or power conferred upon the Company under this Agreement, or (iv) amending this Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Holders in any material respect. All other modifications or amendments to this Agreement, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may extend the duration of the Exercise Period in accordance with Section 3.2 without such consent.

5.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided.

5.4 Headings. The descriptive headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5.1 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.

5.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR A WARRANT.

5.7 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

5.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

5.9 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer rights upon, or give to, any person or corporation other than the parties hereto and the Holders. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns and of the Holders.

5.10 Termination. This Agreement shall terminate at the Expiration Date (or Close of Business on the Settlement Date with respect to any Exercise Agreement delivered prior to the Expiration Date). Notwithstanding the foregoing, this Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. All provisions regarding indemnification, warranty, liability and limits thereon shall survive the termination or expiration of this Agreement.

5.11 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated;

(b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(e) references to a Person are also to its successors and permitted assigns.

5.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic communication) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name: Bing Chen
Title: President and Chief Executive Officer

[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

ALLIED WORLD ASSURANCE COMPANY, LTD.
ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC
ALLIED WORLD ASSURANCE COMPANY, AG
ALLIED WORLD SURPLUS LINES INSURANCE COMPANY
ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.
UNITED STATES FIRE INSURANCE COMPANY
ODYSSEY REINSURANCE COMPANY
GREYSTONE INSURANCE COMPANY
HUDSON INSURANCE COMPANY
HUDSON SPECIALTY INSURANCE COMPANY
RIVERSTONE INSURANCE (UK) LIMITED
TIG INSURANCE COMPANY
FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

/s/ Paul Rivett Name: Paul Rivett
Title: Managing Director

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[Face of Warrant Certificate]

THIS SECURITY AND THE WARRANT SHARES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY, THE WARRANT SHARES TO BE ISSUED UPON ITS EXERCISE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

No. of Warrants:	Warrant No:

WARRANT

TO PURCHASE

CLASS A COMMON SHARES OF

SEASPAN CORPORATION

Reference is hereby made to the Warrant Agreement, dated as of [•], 2019 (the “Warrant Agreement”), among Seaspan Corporation, as issuer (the “Company”), and each of the investors specified on the signature pages thereto. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

This certifies that                         , or its registered assigns, is the registered holder (the “Holder”) of                     warrants (the “Warrants”) of Seaspan Corporation, a corporation existing under the laws of the Republic of The Marshall Islands, that would entitle the Holder, upon proper exercise during the Exercise Period to receive from the Company                      Class A common shares (the “Warrant Shares”), par value $0.01 per share, of the Company at the Exercise Price, subject to adjustment as described in the Warrant Agreement. The Warrants will vest on the Original Issue Date, as set out in Section 3.2 of the Warrant Agreement. Subject to Section 3.2 of the Warrant Agreement, no Warrant may be exercised after the Expiration Date, and to the extent not exercised by such time such Warrants shall become void. Reference is made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place. This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by the undersigned authorized officer of the Company.

Dated:

SEASPAN CORPORATION

By:
Name:
Title:

[Reverse of Warrant Certificate]

SEASPAN CORPORATION

By accepting a Warrant Certificate, the Holder shall be bound by all of the terms and provisions of the Warrant Agreement (a copy of which is available on request to the Company) and any amendments thereto as fully and effectively as if such Holder had signed the same.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants by the Company expiring on the Expiration Date, entitling the Holder upon proper exercise to receive Warrant Shares pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and each Holder of the Warrants.

The Holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate, properly completed and executed, together with payment of the aggregate Exercise Price (other than in the case of an offset exercise pursuant to Section 3.3(b)(iii) of the Warrant Agreement) in accordance with the provisions set forth on the face of this Warrant Certificate and in the Warrant Agreement. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the Holder hereof or such Holder’s permitted assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant, each as set forth on the face hereof, may, subject to certain conditions, be adjusted.

Warrant Certificates, when surrendered to the Company by the Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate to the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge.

The Company may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Warrant Agreement permits, with certain exceptions therein provided, the supplementing or amendment thereof in writing at any time by the Company and the Investor. Any such supplement or amendment shall be conclusive and binding upon the Company and the Holders and upon all future Holders of this Warrant and any Warrant issued upon the registration of transfer thereof or in exchange thereof whether or not notation of such consent is made upon such Warrant or any other Warrant.

EXHIBIT B

FORM OF EXERCISE AGREEMENT

(To Be Executed by the Holder in Order to Exercise Warrants)

Reference is hereby made to the Warrant Agreement, dated as of January [15], 2019 (the “Warrant Agreement”), between Seaspan Corporation, as issuer (the “Company”), and the investors party thereto. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

☐ The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive              Warrant Shares and herewith tenders payment for such Warrant Shares to the order of the Company, in the amount of              U.S. dollars per share of Common Stock in accordance with the terms of the Warrant Agreement, by certified or official bank check made payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company.

☐ The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive              Warrant Shares and hereby elects to use the “offset exercise” option to purchase the Warrant Shares under Section 3.3(b)(ii) of the Warrant Agreement.

The undersigned requests that a certificate for such Warrant Shares be registered in the name of:

PLEASE INSERT SOCIAL SECURITY

OR OTHER IDENTIFYING NUMBER

and be delivered to:

(PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below:

(PLEASE PRINT OR TYPE ADDRESS)

Dated: ,
Signature(s)*

(Social Security or Taxpayer Identification Number)

B-1